UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 29, 2013

TIME WARNER CABLE INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33335	84-1496755
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Columbus Circle, New York, New York 10023
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (212) 364-8200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)         On April 29, 2013, Time Warner Cable Inc. (the “Company”), announced that the employment of Irene M. Esteves, the Company’s Executive Vice President and Chief Financial Officer, would be terminated effective as of the close of business on May 1, 2013. Ms. Esteves will be entitled to receive severance benefits pursuant to the terms and conditions of her employment agreement with the Company dated July 27, 2011 and effective July 15, 2011.

(c)         On April 29, 2013, the Company announced the appointment of Arthur T. Minson as the Company’s new Executive Vice President and Chief Financial Officer, effective May 2, 2013. A copy of the press release announcing the executive change is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Mr. Minson, 42 years old, has held executive positions in finance, operations and other areas of corporate leadership at several leading U.S. companies, including the Company. He is joining the Company from AOL Inc. (“AOL”), where he served since 2009 in a number of senior management roles, including Chief Operating Officer and Chief Financial and Administrative Officer. From 2007 to 2009, Mr. Minson served as the Company’s Executive Vice President and Deputy CFO, having served as Senior Vice President of Finance from 2006. Prior to that, Mr. Minson was Senior Vice President, Corporate Finance and Development at AOL, where he was responsible for financial planning and analysis, mergers and acquisitions and corporate financial administration. He has also held senior finance positions at AMC Networks (formerly Rainbow Media Holdings, Inc.) and Time Warner Inc. Mr. Minson began his career in the Audit Practice of Ernst & Young LLP, where he became a CPA. He holds a BSBA in Accounting from Georgetown University and an MBA with a concentration in Finance from Columbia Business School.

(e)

Arthur T. Minson Compensation Arrangements

The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved the following compensation for Mr. Minson: (a) an annual base salary of $900,000; (b) an annual discretionary cash bonus with a target amount of $1,350,000 (prorated for 2013); and (c) annual long-term incentive compensation with a target grant value of approximately $3,250,000 (based on the Company’s valuation methodology and prorated for 2013), which may be in the form of stock options, restricted stock units (“RSUs”), other equity-based awards, any of which may include performance-based vesting conditions, cash or other components, or any combination of such forms, as may be determined by the Compensation Committee in its sole discretion. Mr. Minson’s first regular annual long-term incentive award is expected to be made in early 2014.

Under these arrangements, Mr. Minson is entitled to a 2013 pro-rated equity grant with a value of approximately $2,166,667 calculated pursuant to the Company’s valuation methodology. This equity award is expected to be granted on May 31, 2013, with 40% of the estimated value of such award in the form of RSUs with performance based vesting conditions, 20% in the form of stock options with performance-based vesting conditions and 40% in the form of stock options with time-based vesting conditions. Mr. Minson’s performance-based vesting conditions will be identical to those utilized in other February 2013 grants to the Company’s executive officers. Subject to satisfaction of the performance-based vesting conditions, where applicable, and any other applicable terms and conditions, the RSUs will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date, and the stock options will vest 25% each year on the first four anniversaries of the grant date.

The Company has agreed to make the following one-time payments and equity awards to Mr. Minson in connection with his joining the Company to compensate him for AOL compensation that he will forego: (a) a cash payment of $500,000, to be made within 60 days of his start date and (b) a special equity award, expected to be granted on May 31, 2013, with a grant value of approximately $2,000,000 calculated pursuant to the Company’s valuation methodology. Mr. Minson is required to repay the $500,000 cash payment to the Company if, within one year of his start date, his employment is terminated by the Company for cause or by him voluntarily. The Company has also agreed that the special equity award value will be granted 50% in the form of RSUs and 50% in the form of stock options. The arrangements provide that, subject to applicable terms and conditions, the RSUs will vest 50% on the third anniversary of the grant date and 50% on the fourth anniversary of the grant date, and the stock options will vest 25% each year on the first four anniversaries of the grant date.

Arthur T. Minson Employment Agreement

The Company and Mr. Minson have entered into an employment agreement, effective as of May 2, 2013, pursuant to which Mr. Minson will serve as the Company’s Executive Vice President and Chief Financial Officer through May 1, 2016, subject to earlier termination pursuant to its terms (the “term date”). The agreement provides for (a) a minimum annual base salary of $900,000 (“base salary”); (b) an annual discretionary cash bonus (a “bonus”); and (c) annual long-term incentive compensation eligibility, with the sum of the target annualized value of the three elements equal to at least $5,500,000 (determined under the Company’s valuation methods).

Under the employment agreement, Mr. Minson is entitled to certain payments and benefits upon the Company’s termination of his employment without cause, including the Company’s material breach of his employment agreement, and in connection with his termination of employment for other reasons. A “material breach” of the agreement for purposes of a termination without cause includes: (a) the Company’s failure to cause a successor to assume the Company’s obligations under the agreement; (b) Mr. Minson not being employed as the Company’s Executive Vice President and Chief Financial Officer with authority, functions, duties and powers consistent with that position; (c) Mr. Minson not reporting to the Company’s Chief Executive Officer; and (d) Mr. Minson’s principal place of employment being anywhere other than the Company’s principal corporate offices in the New York metropolitan area.

For Cause/Voluntary Resignation. If the Company terminates Mr. Minson’s employment for cause (as defined in the agreement) or if he resigns voluntarily prior to the term date, the Company would have no further obligations to Mr. Minson other than (a) to pay his base salary through the effective date of termination (the “termination date”); (b) in certain limited cases, to pay any bonus for any year prior to the year in which such termination occurs that has been determined but not yet paid as of the date of such termination; and (c) to satisfy any rights Mr. Minson has pursuant to any insurance or other benefit plans or arrangements.

Termination without Cause. If the Company terminates Mr. Minson’s employment without cause during the term, pursuant to the agreement, Mr. Minson will be entitled to the following payments and benefits:

•	any earned but unpaid base salary through the termination date, and any prior year bonus, determined based on actual performance, that was not yet paid;

•	a pro-rata portion of any bonus through the termination date, subject to the actual achievement of the performance criteria for such year;

•

severance equal to the annualized base salary and annual cash target bonus for a period of 24 months following the termination date (the “severance period”) based on the greater of (i) the sum of his then-current base salary and target bonus immediately prior to the termination date, or (ii) the sum of his base salary and target bonus in effect on the effective date of the agreement; provided, however, that this period shall be 36 months if such termination occurs in connection with a change in control event (as described in the employment agreement) (the “CIC severance period”);

•

continued participation in the Company’s health and welfare benefits during the severance period or the CIC severance period, as applicable, unless earlier terminated due to his acceptance of other employment;

•

full acceleration and vesting of all RSUs granted during the term of the employment agreement (other than those awards that are subject to performance-based vesting conditions, which would not be vested and distributed unless and until the performance condition was satisfied); and

•

stock options awarded during the term of the employment agreement will fully vest upon termination without cause (other than those awards that are subject to performance-based vesting conditions, which would not vest unless and until the performance condition was satisfied) and will remain exercisable after the termination date pursuant to the terms of the applicable award agreement.

Upon the expiration of Mr. Minson’s employment agreement, he will become an at-will employee. If Mr. Minson’s employment is terminated without cause while he is serving as an at-will employee, (a) he will be entitled to benefits under any executive level severance program offered by the Company that will provide a minimum severance benefit equal to his base salary and target bonus in effect at the time of the termination for six months from the termination date and (b) all of his stock options and RSUs granted during the term of the employment agreement will be treated in the manner described above under “termination without cause.”

Mr. Minson’s entitlement to the severance payments described above is conditioned upon Mr. Minson executing and delivering (and not revoking) a release of claims.

Disability. In the event Mr. Minson becomes disabled (as defined in the employment agreement) during the term, the Company would pay him a pro rata bonus for the year in which the disability occurs (based on actual Company performance results) and disability benefits for 24 months in an annual amount equal to the greater of 75 percent of (a) annualized base salary rate and target annual bonus in effect as of the effective date of the employment agreement or (b) annualized base salary rate and target annual bonus in effect as of the date he became disabled (as defined in the employment agreement). These amounts are reduced by disability payments from workers’ compensation, Social Security and the Company’s disability insurance policies.

Death. If Mr. Minson dies while an active employee during the term of the employment agreement, the agreement and all of the Company’s obligations to make any payments under the agreement will terminate, except that Mr. Minson’s estate or designated beneficiary will be entitled to receive: (a) his salary to the last day of the month in which his death occurred; (b) any unpaid bonus for a prior year; and (c) a pro rata bonus for the year in which he dies (both of which will be calculated based on actual performance).

Restrictive Covenants. The agreement also includes confidentiality terms, as well as non-solicitation, non-competition, and non-disparagement covenants. The non-compete terms generally prohibit Mr. Minson from rendering services to, or investing in, a “Competitive Entity” (as defined in the agreement) for 24 months after termination of employment (or six months after a termination of his at-will employment).

Forfeiture and “Claw-Back” Provisions. Severance and other benefit payments under the agreement cease if Mr. Minson accepts other employment with a Competitive Entity or breaches his restrictive covenant obligations. In addition, the Company may recover, or cause the forfeiture of certain compensation paid or awarded to, or realized by, Mr. Minson if the Company is required to file an adverse restatement of its financial statements and the Company’s Board of Directors, or a designated committee thereof, so requires. The Company may exercise its remedies to claw-back and satisfy repayment obligations by offsetting any amounts owed to Mr. Minson to the extent permitted by law and Section 409A of the Internal Revenue Code of 1986, as amended.

The foregoing description of the employment agreement does not purport to be complete and is qualified in its entirety by the provisions of the employment agreement which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Employment Agreement, effective as of May 2, 2013, between Time Warner Cable Inc. and Arthur T. Minson.
99.1	Press Release dated April 29, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER CABLE INC.

Date: April 30, 2013

By:	/s/ Marc Lawrence-Apfelbaum
Name:	Marc Lawrence-Apfelbaum
Title:	Executive Vice President

Exhibit Index

Exhibit Number	Description

10.1	Employment Agreement, effective as of May 2, 2013, between Time Warner Cable Inc. and Arthur T. Minson.
99.1	Press Release dated April 29, 2013.